Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

February 8, 2005

The Nasdaq Stock Market, Inc.

One Liberty Plaza

New York, NY 10006

Re:	The Nasdaq Stock Market, Inc.
Registration Statement on Form S-3
(File No. 333-121226)

Ladies and Gentlemen:

We have acted as special counsel to The Nasdaq Stock Market, Inc., a Delaware corporation (the “Company”), and as such have acted as legal counsel for the Company in connection with the public offering (the “Offering”) by certain selling stockholders of the Company (the “Selling Stockholders”) named in the Registration Statement referred to below of up to 19,833,861 shares (including shares subject to an overallotment option, the “Shares”) of the Company’s common stock (“Common Stock”), par value $0.01 per share.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion set forth herein, we have examined originals or copies of (i) the Registration Statement on Form S-3 (File No. 333-121226), as filed by the Company with Securities and Exchange Commission (the “Commission”), as amended to date, to register the Shares (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (ii) the form of Purchase Agreement proposed to be entered into in connection with the Offering by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, Citigroup Global Markets, Inc., Morgan Stanley & Co. Incorporated, Sandler O’Neill & Partners, L.P., Thomas Weisel Partners LLC, and the Selling Stockholders, filed as an exhibit to the Registration Statement; (iii) the Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (iv) the By-laws of the Company, as amended to date and currently in effect; (v) certain resolutions of the Board of Directors of The Nasdaq-Amex Market Group, Inc. (“Market Group”) and National Association of Securities Dealers, Inc. (“NASD”), as sole stockholder of Market Group, relating to the merger of Market Group with and into the Company (the “Merger”), pursuant to which each share of the common stock of the Company outstanding and owned by Market Group immediately prior to the Merger was canceled and each share of the common stock of Market Group outstanding and owned by NASD immediately prior to the Merger was converted into 2,000 new shares of Common Stock; (vi) the Certificate of Ownership and Merger, filed with the Secretary of State of the State of Delaware on June 27, 2000 in connection with the Merger; and (vii) certain resolutions of the Board of Directors of the Company relating to the Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company (or any committee thereof) authorizing the issuance of the Shares (other than such of the Shares that were issued as a stock dividend, for which no consideration was required). As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP